The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 30, 2023

Pricing Supplement dated January , 2023	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158

Barclays Bank PLC Airbag Autocallable Contingent Yield Notes

Linked to the Invesco QQQ TrustSM, Series 1 due on or about February 1, 2024

Investment Description

The Airbag Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Invesco QQQ TrustSM, Series 1 (the “Underlying”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”), plus all previously unpaid Contingent Coupons, if any, if the Closing Price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that month. The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Closing Price of the Underlying on January 27, 2023 (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Price of the Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to the specified Conversion Price (which is set equal to the Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date. However, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the principal amount per Note divided by the Conversion Price (the “Share Delivery Amount”) for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. Investing in the Notes involves significant risks. You may lose some or all of your principal. You may receive few or no Contingent Coupons during the term of the Notes. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth less than your principal amount and may have no value at all. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to any Contingent Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑   Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon for each month, plus all previously unpaid Contingent Coupons, if any, if the Closing Price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that month.

 ❑  Automatic Call: The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date. However, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	January 30, 2023
	Settlement Date:	February 2, 2023
	Observation Dates:	Monthly
	Final Valuation Date:	January 29, 2024
	Maturity Date:	February 1, 2024

[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. The Initial Underlying Price is the Closing Price of the Underlying on January 27, 2023 and is not the Closing Price of the Underlying on the Trade Date. In addition, the Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Airbag Autocallable Contingent Yield Notes linked to the Invesco QQQ TrustSM, Series 1. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Underlying	Contingent Coupon Rate	Initial Underlying Price*	Coupon Barrier**	Conversion Price**	CUSIP/ ISIN
Invesco QQQ TrustSM, Series 1 (QQQ)	12.90% per annum	$296.26	$251.82, which is 85.00% of the Initial Underlying Price	$251.82, which is 85.00% of the Initial Underlying Price	06748F118 / US06748F1185
*The Initial Underlying Price is the Closing Price of the Underlying on January 27, 2023 and is not the Closing Price of the Underlying on the Trade Date.
** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the underlying supplement dated June 27, 2022 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$1	$999
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $976.80 and $996.80 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

♦	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

♦	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Airbag Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

You should also read the prospectus, as supplemented, for the Underlying on file at the SEC website, which can be accessed via the hyperlinks below. The contents of that prospectus, as supplemented, any documents incorporated by reference in that prospectus, any other prospectuses included in the hyperlinks below and the documents incorporated by reference in those prospectuses are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.

♦	2022 Prospectus for the Invesco QQQ TrustSM, Series 1 dated January 31, 2022: http://www.sec.gov/Archives/edgar/data/0001067839/000119312522019964/d241860d485bpos.htm

♦	Supplement to the 2022 Prospectus for the Invesco QQQ TrustSM, Series 1 dated April 20, 2022: http://www.sec.gov/Archives/edgar/data/0001067839/000119312522111268/d353307d497.htm

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

t   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t   You can tolerate a loss of some or all of your investment and are willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t   You believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

t   You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t   You believe the Final Underlying Price is not likely to be less than the Conversion Price and, if it is, you can tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t   You understand and accept that you are not expected to participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

t   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t   You are willing and able to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t   You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

t   You understand and are willing to accept the risks associated with the Underlying.

t   You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

t   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t   You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of some or all of your investment or you are not willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t   You do not believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

t   You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t   You believe the Final Underlying Price is likely to be less than the Conversion Price, which could result in a total loss of your principal amount, or you cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t   You seek an investment that participates in the full appreciation in the price of the Underlying and whose return is not limited to any Contingent Coupons paid on the Notes.

t   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t   You are unable or unwilling to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t   You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t   You do not understand or are not willing to accept the risks associated with the Underlying.

t   You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “Invesco QQQ TrustSM, Series 1” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2,3]:	Approximately one year, unless called earlier
Reference Asset[3]:	Invesco QQQ TrustSM, Series 1 (Bloomberg ticker symbol “QQQ”) (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below. The final Observation Date, January 29, 2024, is the “Final Valuation Date.”
Call Settlement Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates ” below
Contingent Coupon:

If the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay on the related Coupon Payment Date the Contingent Coupon applicable to that Observation Date plus all Contingent Coupons, if any, that would have been paid on a previous Coupon Payment Date had the Closing Price of the Underlying been greater than or equal to the Coupon Barrier on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”).

If the Closing Price of the Underlying is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not be payable on the related Coupon Payment Date and the Issuer will not make any payment to you on that Coupon Payment Date.

If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Underlying is less than the Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of the Underlying on the Observation Date related to that later Coupon Payment Date is greater than or equal to the Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of the Underlying on each subsequent Observation Date is less than the Coupon Barrier.

The Contingent Coupon is a fixed amount potentially payable monthly based on the per annum Contingent Coupon Rate.

Coupon Barrier[3]:	A percentage of the Initial Underlying Price, as specified on the cover of this pricing supplement
Coupon Payment Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates ” below
Contingent Coupon Rate:

The Contingent Coupon Rate is 12.90% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $10.75 per Note and will be payable for each Observation Date on which the Closing Price of the Underlying is greater than or equal to the Coupon Barrier.

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlying. The Issuer will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the Underlying is less than the Coupon Barrier.

Payment at Maturity (per Note)[3]:

➢ If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date.

➢ If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Conversion Price[3]:	A percentage of the Initial Underlying Price, as specified on the cover of this pricing supplement
Share Delivery Amount[3]:

A number of shares of the Underlying equal to (1) the principal amount per Note of $1,000 divided by (2) the Conversion Price (rounded to four decimal places)

The Share Delivery Amount is equal to 3.9711 shares per Note.

Initial Underlying Price[3]:	The Closing Price of the Underlying on January 27, 2023, as specified on the cover of this pricing supplement. The Initial Underlying Price is not the Closing Price of the Underlying on the Trade Date.
Final Underlying Price[3]:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price[3]:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, the Coupon Payment Dates, the Call Settlement Dates and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. Each Observation Date may be postponed if that Observation Date is not a scheduled trading day or if a market disruption event occurs on that Observation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlying, the Calculation Agent may adjust any variable, including but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Coupon Barrier, Conversion Price, Share Delivery Amount and Closing Price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. If you receive shares of the Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction times the Final Underlying Price. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount in lieu of delivering shares. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

January 27, 2023:	The Closing Price of the Underlying (the Initial Underlying Price) is observed and the Coupon Barrier, Conversion Price and Share Delivery Amount are determined.

Monthly:

If the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date plus any Unpaid Contingent Coupons.

However, if the Closing Price of the Underlying is less than the Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the Closing Price of the Underlying on any monthly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your principal. You may receive few or no Contingent Coupons during the term of the Notes. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth less than your principal amount and may have no value at all. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to any Contingent Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates/Call Settlement Dates
February 27, 2023	March 1, 2023
March 27, 2023	March 29, 2023
April 27, 2023	May 1, 2023
May 30, 2023	June 1, 2023
June 27, 2023	June 29, 2023
July 27, 2023	July 31, 2023
August 28, 2023	August 30, 2023
September 27, 2023	September 29, 2023
October 27, 2023	October 31, 2023
November 27, 2023	November 29, 2023
December 27, 2023	December 29, 2023
January 29, 2024	February 1, 2024

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “Invesco QQQ TrustSM, Series 1” below). Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

t	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes in cash only if the Final Underlying Price is greater than or equal to the Conversion Price and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount at maturity for each Note that you own. Therefore, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, you will be exposed to any such decline below the Conversion Price at a proportionately higher rate than the percentage decline of the Underlying below the Conversion Price, as measured from the Initial Underlying Price. Based on the Conversion Price of 85.00% of the Initial Underlying Price, if the Notes were not automatically called and the Final Underlying Price were less than the Conversion Price, you would lose approximately 1.1765% of your $1,000 principal amount per Note at maturity for each additional 1% that the Final Underlying Price was less than the Conversion Price, as measured from the Initial Underlying Price. If you receive shares of the Underlying at maturity, their value on the Final Valuation Date will be less than the principal amount of the Notes, and they may have no value at all. The value of those shares may decrease further between the Final Valuation Date and the Maturity Date.

t	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Price of the Underlying on an Observation Date is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date or any Unpaid Contingent Coupons. If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Underlying is less than the Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of the Underlying on the Observation Date related to that later Coupon Payment Date is greater than or equal to the Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of the Underlying on each subsequent Observation Date is less than the Coupon Barrier. If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

t	Your return potential on the Notes is expected to be limited to any Contingent Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying — The return potential of the Notes is expected to be limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number and sequence of Observation Dates on which the Closing Price of the Underlying has been greater than or equal to the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Underlying even though you are not expected to participate in any of the Underlying’s appreciation. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying or the component securities held by the Underlying.

t	Your potential return on the Notes will be different depending on the sequence of Closing Prices on different Observation Dates — Depending on the sequence in which the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Price of the Underlying is greater than or equal to the Coupon Barrier. For example, if the Closing Price of the Underlying is less than the Coupon Barrier on each of the first eleven Observation Dates but is greater than or equal to the Coupon Barrier on the Final Valuation Date, you will receive twelve Contingent Coupons (eleven in the form of Unpaid Contingent Coupons). However, if the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Price of the Underlying was greater than or equal to the Coupon Barrier on twice as many Observation Dates as in the previous example.

t	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of the Underlying that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the price of the Underlying to increase to or above the Initial Underlying Price on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Underlying.

t	Any payment on the Notes will be determined based on the Closing Prices of the Underlying on the dates specified — Any payment on the Notes will be determined based on the Closing Prices of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

t	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the price of the Underlying is greater than or equal to the Conversion Price.

t	You may receive cash at maturity in lieu of shares of the Underlying — If you receive shares of the Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction times the Final Underlying Price. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. See “Terms of the Notes — Payment at Maturity” in the accompanying prospectus supplement.

t	If you receive shares of the Underlying at maturity, those shares may be worth less on the Maturity Date than their value based on the Final Underlying Price — If you receive shares of the Underlying at maturity, the value of those shares on the Maturity Date depends on the value of the Underlying on the Maturity Date rather than the Final Underlying Price. The value of those shares may have declined further below the Final Underlying Price as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on the Final Underlying Price. We will not make any adjustment to the Share Delivery Amount to account for any fluctuations in the value of the Underlying and you will bear the risk of any decline in the value of the shares of the Underlying you receive at maturity below the Final Underlying Price.

t	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Conversion Price may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Conversion Price, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Conversion Price as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Conversion Price does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

t	Owning the Notes is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. For instance, as a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

t	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. There can be no assurance that the price of the Underlying will not close below the Conversion Price on the Final Valuation Date. The price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your principal amount.

t	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-17 of this pricing supplement.

Risks Relating to the Issuer

t	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement

Risks Relating to the Underlying

♦	Certain features of the Underlying will impact the value of the Notes — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities or other assets not included in the Underlying Index. The value of the Underlying is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlying’s investment adviser may have the right to use a portion of the Underlying’s assets to invest in shares of equity securities that are not included in the Underlying Index. The Underlying is not actively managed, and the Underlying’s investment adviser will generally not attempt to take defensive positions in declining markets.

♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses may be greater than if the Underlying invested only in conventional securities.

♦	Transaction costs and fees. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Notes are linked to the performance of the Underlying and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

t	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

t	Adjustments to the Underlying or the Underlying Index could adversely affect the value of the Notes or result in the Notes being accelerated — The investment adviser of the Underlying may add, delete or substitute the component securities held by the Underlying or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the Underlying or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

t	There are risks associated with investments in securities linked to the value of non-U.S. equity securities — Some of the component securities held by the Underlying are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Risks Relating to Conflicts of Interest

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

t	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; determining whether to adjust any variable described herein in the case of certain events related to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying; and determining the cash equivalent of the Share Delivery Amount. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

t	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

t	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying and the component securities held by the Underlying;

t	the time to maturity of the Notes;

t	the market price of, and dividend rate, on the Underlying;

t	interest and yield rates in the market generally;

t	the existence of any Unpaid Contingent Coupons;

t	supply and demand for the Notes;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

t	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

t	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

t	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $1,000 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis.

Term:	Approximately one year (unless called earlier)
Contingent Coupon Rate:	12.90% per annum (or 1.075% per month)
Contingent Coupon:	$10.75 per month
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Coupon Barrier:	$85.00, which is 85.00% of the hypothetical Initial Underlying Price
Hypothetical Conversion Price:	$85.00, which is 85.00% of the hypothetical Initial Underlying Price
Hypothetical Share Delivery Amount:	11.7647 shares per Note ($1,000 / hypothetical Conversion Price of $85.00)
Observation Dates:	Monthly, as set forth under “Indicative Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates ” in this pricing supplement
*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Price, Coupon Barrier, Conversion Price or Share Delivery Amount. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Initial Underlying Price, Coupon Barrier and Conversion Price are set forth on the cover of this pricing supplement and the actual Share Delivery Amount is indicated under “Indicative Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “Invesco QQQ TrustSM, Series 1” below. We cannot predict the Closing Price of the Underlying on any day during the term of the Notes, including on any Observation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the Closing Price of the Underlying on that Observation Date is less than the Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price is less than the Conversion Price and (d) how the total return on the Notes may be less than the total return on a direct investment in the Underlying or the component securities held by the Underlying in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $1,000 principal amount.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$105.00	Closing Price of Underlying at or above Initial Underlying Price; Notes are automatically called; Issuer pays principal plus Contingent Coupon of $10.75 on Call Settlement Date.
Total Payments (per Note):		Payment on Call Settlement Date:	$1,010.75 ($1,000.00 + $10.75)
		Total:	$1,010.75
		Total Return:	1.075%

Because the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on the first Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $1,010.75 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $1,010.75 per Note for a total return of 1.075% on the Notes.

Example 2 — Notes Are Automatically Called on the Third Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $10.75 on first Coupon Payment Date.
Second Observation Date	$80.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$115.00	Closing Price of Underlying at or above Initial Underlying Price; Notes are automatically called; Issuer pays principal plus Contingent Coupon of $21.50 (reflecting Contingent Coupon for third Observation Date and Unpaid Contingent Coupon for second Observation Date) on Call Settlement Date.
Total Payments (per Note):		Payment on Call Settlement Date:	$1,021.50 ($1,000.00 + $21.50)
		Prior Contingent Coupon:	$10.75 ($10.75 × 1)
		Total:	$1,032.25
		Total Return:	3.225%

Because the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on the third Observation Date, the Notes are automatically called on the third Observation Date. The Issuer will pay $1,021.50 per Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon for the third Observation Date and the Unpaid Contingent Coupon for the second Observation Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $10.75 on the first Coupon Payment Date. Because the Closing Price of the Underlying is less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any Contingent Coupon on the Coupon Payment Date following the second Observation Date; however, because the Closing Price of the Underlying on the third Observation Date is greater than the Coupon Barrier, the Contingent Coupon that would have been paid on the second Coupon Payment Date had the Closing Price of the Underlying been greater than or equal to the Coupon Barrier on the second Observation Date will be paid on the third Coupon Payment Date. Accordingly, the Issuer will have paid a total of $1,032.25 per Note for a total return of 3.225% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price Is At or Above the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $10.75 on first Coupon Payment Date.
Second Observation Date	$80.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$55.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Eleventh Observation Dates	Various (below Coupon Barrier)	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to eleventh Coupon Payment Dates.
Twelfth Observation Date (the Final Valuation Date)	$95.00	Closing Price of Underlying at or above Conversion Price; Notes are automatically called. Final Underlying Price at or above Conversion Price and Coupon Barrier; Issuer pays principal plus Contingent Coupon of $118.25 (reflecting Contingent Coupon for Final Observation Date and Unpaid Contingent Coupons for second through eleventh Observation Dates) on Maturity Date.
Total Payments (per Note):		Payment at Maturity:	$1,118.25 ($1,000.00 + $118.25)
		Prior Contingent Coupon:	$10.75 ($10.75 × 1)
		Total:	$1,129.00
		Total Return:	12.90%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date prior to the final Observation Date (which is the Final Valuation Date), the Notes are not automatically called. Because the Final Underlying Price is greater than or equal to the Coupon Barrier and the Conversion Price, the Issuer will pay you on the Maturity Date $1,118.25 per Note, which is equal to your principal amount plus the Contingent Coupon for the Final Valuation Date and the Unpaid Contingent Coupons for the second through eleventh Observation Dates.

In addition, because the Closing Price of the Underlying was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $10.75 on the first Coupon Payment Date. Because the Closing Price of the Underlying was less than the Coupon Barrier on the second through eleventh Observation Dates; however, because the Closing Price of the Underlying on the Final Valuation Date is greater than the Coupon Barrier, the Contingent Coupon that would have been paid on each of the second through eleventh Coupon Payment Dates had the Closing Price of the Underlying been greater than or equal to the Coupon Barrier on the second through eleventh Observation Dates will be paid on the Maturity Date. Accordingly, the Issuer will have paid a total of $1,129.00 per Note for a total return of 12.90% on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlying Price Is Below the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$65.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	$70.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$45.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Eleventh Observation Dates	Various (below Coupon Barrier)	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing Price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to eleventh Coupon Payment Dates.
Twelfth Observation Date (the Final Valuation Date)	$40.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Final Underlying Price below Conversion Price and Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer delivers the Share Delivery Amount (with fractional shares paid in cash) on the Maturity Date.
Total Payments (per Note):		Value of Shares Received (as of Final Valuation Date*):	$440.00 (11 shares × $40.00)
		Value of Fractional Shares Paid in Cash:	$30.588 (0.7647 shares × $40.00)
		Total Value of Payment at Maturity:	$470.588
		Prior Contingent Coupons:	$0.00
		Total:	$470.588
		Total Return:	-52.9412%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price is less than the Conversion Price, the Issuer will deliver to you on the Maturity Date the number of shares of the Underlying equal to the Share Delivery Amount for every Note you hold and will pay cash based on the Final Underlying Price for any fractional shares included in the Share Delivery Amount. Accordingly, the Issuer will have delivered shares and paid cash with a total value of $470.588 per Note, for a total return of -52.9412% on the Notes, as of the Final Valuation Date*.

In addition, because the Closing Price of the Underlying is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

* The value of shares received at maturity and the total return on the Notes at that time depends on the value of the Underlying on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlying that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the Notes (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of the Underlying upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Underlying you receive. You should not recognize gain or loss with respect to the shares of the Underlying you receive. Instead, assuming Contingent Coupons are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the Underlying should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlying, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments, the relevance of factors such as the nature of the underlying property to which the instruments are linked, and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Invesco QQQ TrustSM, Series 1

According to publicly available information, the Underlying is a registered investment company that seeks to track the investment results, before fees and expenses, of the Nasdaq-100 Index® (the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Underlying, see “Exchange-Traded Funds—The Invesco QQQ TrustSM, Series 1” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through January 27, 2023, based on the daily Closing Prices of the Underlying. The Closing Price of the Underlying on January 27, 2023 was $296.26. The dotted line represents the Coupon Barrier and Conversion Price of $251.82, which is equal to 85.00% of the Initial Underlying Price.

We obtained the Closing Prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss of your initial investment. The Closing Prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.